Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Reports Solid Results for First Quarter 2019

St. Louis, Missouri - May 1, 2019 - Belden Inc. (NYSE: BDC), a global leader in high quality, end-to-end signal transmission solutions for mission-critical applications, today reported fiscal first quarter 2019 results for the period ended March 31, 2019.

First Quarter 2019

Revenues for the quarter totaled $587.2 million, decreasing $18.4 million, or 3.0%, compared to $605.6 million in the first quarter 2018. Net income was $25.2 million, an increase of $22.6 million from the prior-year period. Net income as a percentage of revenue was 4.3% compared to 0.4% in the prior-year period. EPS totaled $0.42 compared to $(0.15) in the first quarter 2018.

Adjusted revenues for the quarter also totaled $587.2 million, decreasing $20.2 million, or 3.3%, compared to adjusted revenues of $607.4 million in the first quarter 2018. Adjusted EBITDA margin in the first quarter was 14.8%, compared to 17.0% in the year-ago period. Adjusted EPS was $0.99 compared to $1.16 in the first quarter 2018. Adjusted results in the first quarter 2018 benefitted from previously disclosed revenue recognition timing. Adjusted results are non-GAAP measures, and a non-GAAP reconciliation table is provided as an appendix to this release.

John Stroup, President, CEO, and Chairman of Belden Inc., said, “We delivered first quarter revenues and EPS near the high end of our guidance ranges. We continued to see robust growth in our Industrial Solutions segment, including strong momentum in our cybersecurity business, and our Enterprise Solutions segment performed as expected. I am pleased to report significantly improved operating and free cash flows for the first quarter and trailing twelve month period.”

Outlook

“We are on track to meet our commitments for 2019, and we are raising the low end of our full-year guidance ranges. Subsequent to quarter end, we completed two strategic broadband fiber acquisitions for a combined purchase price of approximately $50 million. These businesses complement our product roadmap with a set of innovative fiber connectivity solutions that we expect to enable further growth and share capture in our broadband business,” said Mr. Stroup.

The Company expects second quarter 2019 revenues to be $630 - $660 million. For the full year ending December 31, 2019, the Company now expects revenues to be $2.520 - $2.595 billion, compared to prior guidance of $2.495 - $2.595 billion.

The Company expects second quarter 2019 GAAP EPS to be $0.75 - $0.95. For the full year ending December 31, 2019, the Company now expects GAAP EPS of $3.86 - $4.36, compared to prior guidance of $3.84 - $4.49.

The Company expects second quarter 2019 adjusted EPS to be $1.30 - $1.50. For the full year ending December 31, 2019, the Company now expects adjusted EPS of $5.65 - $6.15, compared to prior guidance of $5.50 - $6.15.

Earnings Conference Call

Management will host a conference call today at 8:30 am ET to discuss results of the quarter. The listen-only audio of the conference call will be broadcast live via the Internet at http://investor.belden.com. The dial-in number for participants in the U.S. is 888-599-8686; the dial-in number for participants outside the U.S. is 720-543-0302. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Net Income and Earnings per Share (EPS)

All references to Net Income and EPS within this earnings release refer to net income attributable to Belden and income from continuing operations per diluted share attributable to Belden common stockholders, respectively.

Use of Non-GAAP Financial Information

Adjusted results are non-GAAP measures that reflect certain adjustments the Company makes to provide insight into operating results. GAAP to non-GAAP reconciliations accompany the condensed consolidated financial statements included in this release and have been published to the investor relations section of the Company’s website at http://investor.belden.com.

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018

	(In thousands, except per share data)
Revenues	$587,175	$605,565
Cost of sales	(362,447)	(374,971)
Gross profit	224,728	230,594
Selling, general and administrative expenses	(122,788)	(124,872)
Research and development expenses	(34,154)	(37,101)
Amortization of intangibles	(23,341)	(24,418)
Operating income	44,445	44,203
Interest expense, net	(14,193)	(16,978)
Non-operating pension benefit (cost)	547	(275)
Loss on debt extinguishment	—	(19,960)
Income before taxes	30,799	6,990
Income tax expense	(5,621)	(4,420)
Net income	25,178	2,570
Less: Net loss attributable to noncontrolling interest	(24)	(48)
Net income attributable to Belden	25,202	2,618
Less: Preferred stock dividends	8,733	8,733
Net income (loss) attributable to Belden common stockholders	$16,469	$(6,115)

Weighted average number of common shares and equivalents:
Basic	39,420	41,633
Diluted	39,660	41,633

Basic income (loss) per share attributable to Belden common stockholders:	$0.42	$(0.15)

Diluted income (loss) per share attributable to Belden common stockholders:	$0.42	$(0.15)

Common stock dividends declared per share	$0.05	$0.05

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	Enterprise Solutions	Industrial Solutions	Total Segments

	(In thousands, except percentages)

For the three months ended March 31, 2019
Segment Revenues	$326,527	$260,648	$587,175
Segment EBITDA	39,558	47,459	87,017
Segment EBITDA margin	12.1%	18.2%	14.8%
Depreciation expense	7,734	4,989	12,723
Amortization of intangibles	10,170	13,171	23,341
Amortization of software development intangible assets	914	23	937
Severance, restructuring, and acquisition integration costs	3,775	—	3,775
Purchase accounting effects of acquisitions	1,313	—	1,313

For the three months ended April 1, 2018
Segment Revenues	$350,990	$256,433	$607,423
Segment EBITDA	57,452	46,426	103,878
Segment EBITDA margin	16.4%	18.1%	17.1%
Depreciation expense	7,220	4,645	11,865
Amortization of intangibles	11,170	13,248	24,418
Amortization of software development intangible assets	236	—	236
Severance, restructuring, and acquisition integration costs	14,534	5,860	20,394
Purchase accounting effects of acquisitions	502	—	502
Deferred revenue adjustments	1,858	—	1,858

BELDEN INC.
OPERATING SEGMENT RECONCILIATION TO CONSOLIDATED RESULTS
(Unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018

	(In thousands)
Total Segment Revenues	$587,175	$607,423
Deferred revenue adjustments	—	(1,858)
Consolidated Revenues	$587,175	$605,565

Total Segment EBITDA	$87,017	$103,878
Eliminations	(483)	(308)
Total non-operating pension benefit (cost)	547	(275)
Consolidated Adjusted EBITDA (1)	87,081	103,295
Amortization of intangibles	(23,341)	(24,418)
Interest expense, net	(14,193)	(16,978)
Depreciation expense	(12,723)	(11,865)
Severance, restructuring, and acquisition integration costs	(3,775)	(20,394)
Purchase accounting effects related to acquisitions	(1,313)	(502)
Amortization of software development intangible assets	(937)	(236)
Loss on debt extinguishment	—	(19,960)
Deferred revenue adjustments	—	(1,858)
Loss on sale of assets	—	(94)
Consolidated income before taxes	$30,799	$6,990

(1)	Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures for additional information.

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$338,982	$420,610
Receivables, net	404,609	465,939
Inventories, net	326,770	316,418
Other current assets	59,381	55,757
Total current assets	1,129,742	1,258,724
Property, plant and equipment, less accumulated depreciation	371,881	365,970
Operating lease right-of-use assets	85,327	—
Goodwill	1,563,827	1,557,653
Intangible assets, less accumulated amortization	495,322	511,093
Deferred income taxes	79,254	56,018
Other long-lived assets	32,605	29,863
	$3,757,958	$3,779,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$256,939	$352,646
Accrued liabilities	315,117	364,276
Total current liabilities	572,056	716,922
Long-term debt	1,440,492	1,463,200
Postretirement benefits	131,607	132,791
Deferred income taxes	63,385	39,943
Long-term operating lease liabilities	79,091	—
Other long-term liabilities	39,998	38,877
Stockholders’ equity:
Preferred stock	1	1
Common stock	503	503
Additional paid-in capital	1,138,987	1,139,395
Retained earnings	936,479	922,000
Accumulated other comprehensive loss	(45,898)	(74,907)
Treasury stock	(599,161)	(599,845)
Total Belden stockholders’ equity	1,430,911	1,387,147
Noncontrolling interest	418	441
Total stockholders’ equity	1,431,329	1,387,588
	$3,757,958	$3,779,321

BELDEN INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018

	(In thousands)
Cash flows from operating activities:
Net income	$25,178	$2,570
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	37,001	36,519
Share-based compensation	2,216	3,126
Loss on debt extinguishment	—	19,960
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes and acquired businesses:
Receivables	61,388	18,921
Inventories	(9,485)	(16,737)
Accounts payable	(97,450)	(90,662)
Accrued liabilities	(70,925)	(48,611)
Income taxes	609	(785)
Other assets	650	(10,602)
Other liabilities	4,758	2,441
Net cash used for operating activities	(46,060)	(83,860)
Cash flows from investing activities:
Capital expenditures	(23,595)	(15,900)
Cash used to acquire businesses, net of cash acquired	—	(76,084)
Proceeds from disposal of tangible assets	10	25
Proceeds from disposal of business	—	39,100
Net cash used for investing activities	(23,585)	(52,859)
Cash flows from financing activities:
Cash dividends paid	(10,725)	(10,790)
Withholding tax payments for share-based payment awards	(1,940)	(1,503)
Other	(70)	—
Payments under borrowing arrangements	—	(401,234)
Payments under share repurchase program	—	(75,270)
Debt issuance costs paid	—	(7,059)
Borrowings under credit arrangements	—	431,270
Net cash used for financing activities	(12,735)	(64,586)
Effect of foreign currency exchange rate changes on cash and cash equivalents	752	3,060
Decrease in cash and cash equivalents	(81,628)	(198,245)
Cash and cash equivalents, beginning of period	420,610	561,108
Cash and cash equivalents, end of period	$338,982	$362,863

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide non-GAAP operating results adjusted for certain items, including: asset impairments; accelerated depreciation expense due to plant consolidation activities; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory and deferred revenue to fair value and transaction costs; severance, restructuring, and acquisition integration costs; gains (losses) recognized on the disposal of businesses and tangible assets; amortization of intangible assets; gains (losses) on debt extinguishment; certain revenues and gains (losses) from patent settlements; discontinued operations; and other costs. We adjust for the items listed above in all periods presented, unless the impact is clearly immaterial to our financial statements. When we calculate the tax effect of the adjustments, we include all current and deferred income tax expense commensurate with the adjusted measure of pre-tax profitability.
We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe the adjusted results are useful to investors because they help them compare our results to previous periods and provide important insights into underlying trends in the business and how management oversees our business operations on a day-to-day basis. As an example, we adjust for the purchase accounting effect of recording deferred revenue at fair value in order to reflect the revenues that would have otherwise been recorded by acquired businesses had they remained as independent entities. We believe this presentation is useful in evaluating the underlying performance of acquired companies. Similarly, we adjust for other acquisition-related expenses, such as amortization of intangibles and other impacts of fair value adjustments because they generally are not related to the acquired business' core business performance. As an additional example, we exclude the costs of restructuring programs, which can occur from time to time for our current businesses and/or recently acquired businesses. We exclude the costs in calculating adjusted results to allow us and investors to evaluate the performance of the business based upon its expected ongoing operating structure. We believe the adjusted measures, accompanied by the disclosure of the costs of these programs, provides valuable insight.
Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	Three Months Ended
	March 31, 2019	April 1, 2018

	(In thousands, except percentages and per share amounts)
GAAP revenues	$587,175	$605,565
Deferred revenue adjustments	—	1,858
Adjusted revenues	$587,175	$607,423

GAAP gross profit	$224,728	$230,594
Severance, restructuring, and acquisition integration costs	562	9,431
Deferred revenue adjustments	—	1,858
Purchase accounting effects related to acquisitions	—	502
Amortization of software development intangible assets	937	236
Adjusted gross profit	$226,227	$242,621

GAAP gross profit margin	38.3%	38.1%
Adjusted gross profit margin	38.5%	39.9%

GAAP selling, general and administrative expenses	$(122,788)	$(124,872)
Severance, restructuring, and acquisition integration costs	2,776	9,402
Purchase accounting effects related to acquisitions	1,313	—
Loss on sale of assets	—	94
Adjusted selling, general and administrative expenses	$(118,699)	$(115,376)

GAAP research and development expenses	$(34,154)	$(37,101)
Severance, restructuring, and acquisition integration costs	437	1,561
Adjusted research and development expenses	$(33,717)	$(35,540)

GAAP net income	$25,178	$2,570
Interest expense, net	14,193	16,978
Income tax expense	5,621	4,420
Loss on debt extinguishment	—	19,960
Total non-operating adjustments	19,814	41,358

Amortization of intangible assets	23,341	24,418
Severance, restructuring, and acquisition integration costs	3,775	20,394
Purchase accounting effects related to acquisitions	1,313	502
Amortization of software development intangible assets	937	236
Deferred revenue adjustments	—	1,858
Loss on sale of assets	—	94
Total operating income adjustments	29,366	47,502
Depreciation expense	12,723	11,865

Adjusted EBITDA	$87,081	$103,295

GAAP net income margin	4.3%	0.4%
Adjusted EBITDA margin	14.8%	17.0%

GAAP net income attributable to Belden	$25,202	$2,618
Operating income adjustments from above	29,366	47,502
Loss on debt extinguishment	—	19,960
Tax effect of adjustments above	(6,419)	(12,112)
Impact of Tax Cuts and Jobs Act enactment	—	(473)
Amortization expense attributable to noncontrolling interest, net of tax	—	(17)
Adjusted net income attributable to Belden	$48,149	$57,478

GAAP net income attributable to Belden	$25,202	$2,618
Less: Preferred stock dividends	8,733	8,733
GAAP net income (loss) attributable to Belden common stockholders	$16,469	$(6,115)

Adjusted net income attributable to Belden	$48,149	$57,478
Less: Preferred stock dividends	8,733	8,733
Adjusted net income attributable to Belden common stockholders	$39,416	$48,745

GAAP income (loss) per diluted share attributable to Belden common stockholders	$0.42	$(0.15)
Adjusted income per diluted share attributable to Belden common stockholders	$0.99	$1.16

GAAP diluted weighted average shares	39,660	41,633
Adjustment for anti-dilutive shares that are dilutive under adjusted measures	—	377
Adjusted diluted weighted average shares	39,660	42,010

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)
We define free cash flow, which is a non-GAAP financial measure, as net cash from operating activities adjusted for capital expenditures net of the proceeds from the disposal of tangible assets. We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one financial measure to monitor and evaluate performance and liquidity. Non-GAAP financial measures should be considered only in conjunction with financial measures reported according to accounting principles generally accepted in the United States. Our definition of free cash flow may differ from definitions used by other companies.

	Three Months Ended		Trailing Twelve Months Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018

	(In thousands)
GAAP net cash provided by (used for) operating activities	$(46,060)	$(83,860)	$327,020	$183,703
Capital expenditures, net of proceeds from the disposal of tangible assets	(23,585)	(15,875)	(103,977)	(68,698)
Non-GAAP free cash flow	$(69,645)	$(99,735)	$223,043	$115,005

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
2019 EARNINGS GUIDANCE

	Year Ended December 31, 2019	Three Months Ended June 30, 2019

Adjusted income per diluted share attributable to Belden common stockholders	$5.65 - $6.15	$1.30 - $1.50
Amortization of intangible assets	(1.56)	(0.44)
Severance, restructuring, and acquisition integration costs	(0.17)	(0.07)
Purchase accounting effects of acquisitions	(0.06)	(0.04)
GAAP income per diluted share attributable to Belden common stockholders	$3.86 - $4.36	$0.75 - $0.95
Our guidance for income per diluted share attributable to Belden common stockholders is based upon information currently available regarding events and conditions that will impact our future operating results. In particular, our results are subject to the factors listed under "Forward-Looking Statements" in this release. In addition, our actual results are likely to be impacted by other additional events for which information is not available, such as asset impairments, purchase accounting effects related to acquisitions, severance, restructuring, and acquisition integration costs, gains (losses) recognized on the disposal of tangible assets, gains (losses) on debt extinguishment, discontinued operations, and other gains (losses) related to events or conditions that are not yet known.

Forward-Looking Statements

This release and any statements made by us concerning the release may contain forward-looking statements including our expectations for the second quarter and full-year 2019. Forward-looking statements include statements regarding future financial performance (including revenues, expenses, earnings, margins, cash flows, dividends, capital expenditures and financial condition), plans and objectives, and related assumptions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements reflect management’s current beliefs and expectations and are not guarantees of future performance. Actual results may differ materially from those suggested by any forward-looking statements for a number of reasons, including, without limitation: the inability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); the inability to achieve our strategic priorities in emerging markets; the increased influence of chief information officers and similar high-level executives; the presence of substitute products in the marketplace; the inability of the Company to develop and introduce new products and competitive responses to our products; the increased prevalence of cloud computing; the inability to successfully complete and integrate acquisitions in furtherance of the Company’s strategic plan; the impact of changes in global tariffs and trade agreements; difficulty in forecasting revenue due to the unpredictable timing of orders related to customer projects; foreign and domestic political, economic and other uncertainties, including changes in currency exchange rates; changes in tax laws and variability in the Company’s quarterly and annual effective tax rates; the impact of a challenging global economy or a downturn in served markets; the competitiveness of the global markets in which we operate; volatility in credit and foreign exchange markets; the cost and availability of raw materials including copper, plastic compounds, electronic components, and other materials; the inability to obtain components in sufficient quantities on commercially reasonable terms; disruptions in the Company’s information systems including due to cyber-attacks; perceived or actual product failures; risks related to the use of open source software; disruption of, or changes in, the Company’s key distribution channels; the inability to retain senior management and key employees; assertions that the Company violates the intellectual property of others and the ownership of intellectual property by competitors and others that prevents the use of that intellectual property by the Company; the impact of regulatory requirements and other legal compliance issues; the impairment of goodwill and other intangible assets and the resulting impact on financial performance; disruptions and increased costs attendant to collective bargaining groups and other labor matters; and other factors.

For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the quarter ended December 31, 2018, filed with the SEC on February 20, 2019. Although the content of this release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we give no assurances that the expectations will prove to be accurate. Deviations from the expectations may be material. For these reasons, Belden cautions readers to not place undue reliance on these forward-looking statements, which speak only as of the date made. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise, except as required by law.

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial and enterprise markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today's applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com